Filed Pursuant to Rule 424(b)(2)
Registration No. 333-131369

Amendment No. 1 to Pricing Supplement No. 70 to Prospectus and Prospectus Supplement each dated January 30, 2006

$4,910,000

AB SVENSK EXPORTKREDIT

(Swedish Export Credit Corporation)

Foreign Exchange Basket Notes
due September 28, 2009

Pricing Supplement No. 70, dated September 25, 2007, is hereby amended to correct typographical errors.  Under “Description of the Notes - - Participation Factor”, “At least 200%” should read “200%” and under “Description of the Notes - - Initial Rates”, “IDR per USD = 91.60” should read “IDR per USD = 9160”.

Banc of America Securities LLC

Amendment No. 1, dated October 11, 2007, to
Pricing Supplement dated September 25, 2007.